116-73

DE-CS

28702980002

ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
INFOBIONICS INCORPORATED

Infobionics Incorporated (the "Corporation"), a corporation organized and existing under Chapter 302A, Minnesota Statutes, does hereby certify as follows:

1. The name of the Corporation is Infobionics Incorporated.

2. Article III of the Articles of Incorporation is hereby deleted in its entirety and replaced with the following new Article III:

CAPITAL

The aggregate number of shares that the corporation shall have authority to issue is Forty Million (40,000,000), such shares being common voting shares designated as "Common Stock" and having no par value, except that, for purposes of the determination of foreign corporation qualification, franchise fees or similar charges, the Common Stock shall be deemed to have a par value of One Cent ($.01) per share.

3. These Articles of Amendment to the Articles of Incorporation of the Corporation have been approved by the directors and shareholders of the Corporation pursuant to Chapter 302A, Minnesota Statutes, and as permitted by the Corporation's Articles of Incorporation.

I certify that I am authorized to execute these Articles of Amendment on behalf of the Corporation.

John Bjelland, Chief Executive Officer

STATE OF MINNESOTA
DEPARTMENT OF STATE
FILED
MAY 28 2008

Mark Ritchie
Secretary of State